Exhibit 10.4

TRX, INC.

SOFTWARE AND SERVICES AGREEMENT

This Software and Services Agreement (the “Agreement”) is entered into as of the 1st day of January, 2009 (the “Effective Date”) between TRX, Inc (“TRX”), a Georgia corporation with its principal place of business at 2970 Clairmont Rd. NE, Suite 300, Atlanta, GA 30329 USA and BCD Travel USA LLC (“BCD” or “Client”), a Georgia limited liability company, having its principal place of business at Six Concourse Parkway NE, Suite 2400, Atlanta, GA 30328 USA. This Agreement is intended to supersede and replace all prior agreements between BCD and TRX or between BCD and Hi-Mark, LLC (a company whose assets were acquired by TRX) related to the Services hereunder (“Prior Agreements”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

All capitalized terms, where not otherwise defined herein, will have the meanings set forth in the attached Exhibit A.

2.	TERM.

The term of this Agreement will commence on the Effective Date and will continue to be valid and binding between the Parties until the earlier of; (a) two (2) years from the Effective Date (the “Initial Term”), or (b) the termination of this Agreement as set forth in Section 5. Unless otherwise terminated as stated herein, this Agreement shall automatically renew at the end of the Initial Term for one additional one-year term (“Renewal Term”).

3.	GRANT OF RIGHTS.

a. Grant of License. TRX hereby grants to Client a non-exclusive, non-transferable license to use the Software described in Exhibit B to this Agreement and the accompanying users’ manuals (“Documentation”), * for internal business purposes and to provide reporting services and other services to Client’s customers and Affiliates, including the right to use the Software to access TravelMan Data (as defined below), as set forth under this Agreement. All rights and title to the Software and Documentation, including but not limited to, Intellectual Property Rights are the sole and exclusive property of TRX. All such Software and Documentation shall be considered to be part of the Services provided hereunder. For the avoidance of doubt, Client shall have the right to * to the date of this Agreement, including, without limitation, the right to * using the TRX tools for *.

(i) Location of Software. Client’s license to use the Software is a * license. Client may use the Software on * of computers in Client’s facilities including computer’s onsite at Client’s customers’ locations. In conjunction with the execution of this Agreement, Client shall prepare an exhibit identifying the copies of Software covered by this Agreement at its inception and the locations at which such copies are installed, and such exhibit shall be attached to this Agreement. Client shall notify TRX in writing of any change of location of a copy of the Software. Client may use the Software only with *. The Software is considered to be part of the Services provided hereunder.

(ii) Authorized Use of Database. Client may use the Software to access and populate the TravelMan database. Client may populate the TravelMan database with data for transactions as available to Client for all Client’s customers travel.

(iii) Data Consolidation. Notwithstanding anything to the contrary, the exercise of rights granted by TRX pursuant to this Section 3 may be exercised to perform data consolidation subject to the following additional conditions: (a) * and (b) *. Client may request that TRX perform data consolidation services, and pricing for such data consolidation shall be mutually agreed to by the parties at the time such request is made by Client. Any data consolidation provided by TRX for Client hereunder shall be considered part of the Services. Notwithstanding the foregoing, in the event that Client secures a new customer and needs to consolidate historical data for such customer from the new customer’s previous travel agencies, Client may *.

(iv) Authorized Uses of WebMan. Client may use WebMan in connection with the TravelMan Data; and enable the personnel of Client to access and operate WebMan through an extended computer network (such as the Internet) and through such access to generate reports from the TravelMan Data; and enable the personnel of customers to which Client provides services to access and operate WebMan through an extended computer network (such as the Internet) and through such access to general reports from the TravelMan Data pertaining to such customer. Client is solely responsible for administering passwords and identifications and controlling the access of WebMan users to specific data records.

(v) Copying. Client may make one backup copy of the Software and Documentation at each approved location.

b. Services. Conditioned upon Client’s continuing compliance with the terms of this Agreement, TRX shall provide the support and consulting services described in Exhibit B and Exhibit D in connection with Client’s use of the Software licensed hereunder (“Services”). “Services” as used hereafter in this Agreement shall refer collectively to Software and Services.

c. Rights to Updates. Client shall be entitled to use the Services under this Agreement as they are later updated or modified, provided such updates or modifications are made generally available to all clients of the Services.

d. Provision of Other Services. To the extent that TRX agrees to perform services that are outside of the scope of or otherwise not described in the Services set forth in Exhibit B, the parties agree to execute a statement of work that includes pricing information and sufficient detail to enable TRX to adequately perform its obligations under such statement of work, a form of which is set forth as Exhibit F (“Statement of Work”). Such Statement of Work will be governed by this Agreement and executed prior to TRX beginning any additional services.

e. Upgrades to Services. The parties agree to mutually evaluate the need and costs of any upgrades to the services. TRX retains the right to require BCD to upgrade the services provided by TRX if TRX * and any such upgrade *. In the event that the parties agree that such an upgrade results in a *.

f. Rights to New Functionality. From time to time TRX may introduce new functionality into the Services. TRX may, in its sole discretion, offer such new functionality to all its clients for an additional fee specified by TRX. Client shall be under no obligation to acquire such new functionality.

* Confidential Treatment Requested

g. Proprietary Notices. Client agrees not to remove, alter or conceal any product identification, copyright notices, or other notices or proprietary restrictions from the documentation provided to Client by TRX, and to reproduce any and all such TRX notices on any copies of such materials; *.

4.	CLIENT RESPONSIBILITIES.

a. Client Systems. Client shall be solely responsible for procuring and maintaining the necessary hardware and software for accessing and utilizing the Services.

b. Provision of Client Data. The provisions of this sub-section (b) shall apply in the event that TRX provides any services under this Agreement that require TRX to receive and/or process Client Data.

(i) Client is responsible for the quality and accuracy of all Client Data and other input provided to TRX by Client or any party providing data on Client’s behalf. TRX shall not be responsible or liable in any way for any delay resulting from any failure by Client to comply with Client’s responsibilities under this Section.

(ii) Internally Provided Data. In the event that Client is directly providing Client Data to TRX for the provision of Services hereunder (“Internally Provided Data”), Client must bear the expense of providing such data to TRX. Internally Provided Data may be delivered to TRX on tangible media, by e-mail attachment, or by telecommunications link to the computer housing the Services.

(iii) Externally Provided Data. In the event that Client Data is provided by a third-party, TRX will deliver to Client a “Data Access Authorization” (the form of which is attached hereto as Exhibit E) for Client to execute and provide to the sources of the data feeds required for TRX to deliver the Services. Client will execute and deliver the Data Access Authorization to TRX. Upon receipt TRX will also submit the Authorization to Client’s named data providers so that TRX may receive the necessary data for Client to use the Services (“Externally Provided Data”). Notwithstanding anything else in this Agreement, Client’s use of the Services is contingent upon data providers giving TRX access to Client’s Externally Provided Data.

c. Access by Authorized Users. Client shall be solely responsible for ensuring that access by all users are Authorized Users including, but not limited to (a) ensuring that all persons to which Client grants access have end user profiles that comply with applicable security and confidentiality policies of Client; (b) issuing passwords to Authorized Users and ensuring the integrity and security of the passwords after their issuance; and (c) implementing any changes to Authorized Users’ profiles and access rights commensurate with such Authorized Users’ level of authority to utilize the Services.

5.	TERMINATION.

a. Termination. Either party may terminate this Agreement prior to the beginning of the Renewal Term by providing one hundred twenty (120) days written notice to the other party prior to the end of the then-current term. If notice of termination is provided by Client but TRAVELTRAX services provided by TRX extend past the termination date of the then-current term, then pricing for such TRAVELTRAX services shall be, at Client’s option, either (a) a *; or (b) a *. In the event; that Client exercises its option for a * renewal, the TRAVELTRAX services shall not be extended past December 31, 2012. If Client does not notify

TRX in writing of its choice of option (a) or (b) by December 1, 2011, then Client shall be deemed to have chosen option (b). Either party may terminate this Agreement and the rights granted herein if the other party materially breaches any of the provisions of this Agreement and fails to remedy such breach within thirty (30) days after receiving written notice thereof, provided the breach does not relate to a monetary obligation (in which case TRX may exercise its rights under Section 6(a)) or breach of confidentiality (in which case the non-breaching party may exercise its rights under Section 7(f)). Termination of this Agreement does not constitute either party’s exclusive remedy for breach or non-performance by the other party and, subject to the other provisions of this Agreement, each party is entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

b. Insolvency. Should either party (i) admit in writing its inability to pay its debts generally as they become due; (ii) make a general assignment for the benefit of creditors; (iii) institute proceedings to be adjudicated a voluntary bankruptcy; (iv) consent to the filing of a petition of bankruptcy against it; (v) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (vi) seek reorganization under any bankruptcy act; (vii) consent to the filing of a petition seeking such reorganization; or (viii) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; then, in any such event, the other party, at its option and without prior notice, may terminate this Agreement effective immediately.

c. Effect of Termination. Upon termination of this Agreement for any reason other than the insolvency of TRX or TRX ceasing to conduct business in the ordinary course and its obligations hereunder are not assumed by a third party: (1) all rights and licenses granted to Client hereunder shall immediately cease; (2) TRX shall terminate Client’s access to the Services; (3) Client shall immediately cease use of the Services (including all Software) in any manner whatsoever, and delete and return all copies of Software, Documentation and other related materials to TRX; and (4) all payments owed to either party shall be immediately due and payable. Should TRX become insolvent and cease to conduct business in the ordinary course without its obligations hereunder being assumed by a third party, *.

d. Survival. Where the context or wording of a section indicates, the terms of this Agreement shall survive its termination, including, without limitation, Sections 5(c), 5(d), 6(a), 7, 8, 9, 10, 11, and 12 hereof.

6.	PRICING AND PAYMENT.

a. Fees. The fees for the Services provided hereunder are set forth in Exhibit C to the Agreement (“Fees”). Unless otherwise specified in Exhibit C, all payments of undisputed fees are due within thirty (30) days of date of invoice in immediately available U.S. Dollars, without withholding, deduction or offset. Client shall pay interest on all undisputed amounts not paid within two (2) days of date payment was due at the rate of 1.5% per month prorated daily, or the highest lawful rate, if less. TRX has the right to suspend or terminate Client’s access to the TRX Services for non-payment of undisputed fees upon thirty (30) days written notice.

* Confidential Treatment Requested

b. Taxes. The fees do not include any charge for taxes and Client is solely responsible for paying any and all national, state and local taxes (including any and all export/import taxes and customs duties) attributable to the Services rendered by TRX in connection with this Agreement, excluding only taxes based upon the net income of TRX.

c. Expenses. TRX will invoice Client for all reasonable expenses incurred in TRX’s performance under this Agreement at actual cost, provided such expenses are preapproved in writing by Client. Such expenses include but are not limited to: travel, lodging, and other miscellaneous expenses.

7.	TRX’S PROPRIETARY RIGHTS; NONDISCLOSURE.

a. TRX Ownership. TRX owns and shall retain all right, title and interest in and to the Intellectual Property Rights in the Software including without limitation all source and object code, specifications, designs, processes, techniques, improvements, discoveries and inventions, including without limitation any modifications, improvements or derivative works thereof and all works of authorship created, invented, reduced to practice, authored, developed, or delivered by TRX or any third-party, either solely or jointly with others, arising from this Agreement or any amendment to it, including without limitation all copies and portions thereto, whether made by or under the direction of TRX or Client (“TRX Intellectual Property”).

b. TRX Intellectual Property Protection. Client shall not itself nor shall it permit any other party to:

(i) Disassemble, decompile, decrypt, or reverse engineer, or in any way attempt to discover or reproduce source code for any part of the Services or Software; adapt, modify, or prepare derivative works or inventions based on any TRX Dataman DLLs; or use any TRX Dataman DLLs to create any computer program or other material that performs, replicates, or utilizes the same or substantially similar functions as the Services or Software.

(ii) By any means sell, transform, translate, assign, pledge, mortgage, encumber, or otherwise dispose of any TRX Intellectual Property or any of the rights or obligations granted or imposed on Client hereunder. In no event shall this Agreement, or any rights or privileges hereunder, be an asset of Client under any bankruptcy, insolvency, or reorganization proceedings, or in any other manner whatsoever; provided, however, this Agreement and the transactions provided for herein shall be binding upon and inure to the benefit of the parties, their legal representatives, and permitted transferees, successors, and assigns.

c. Nondisclosure. Client acknowledges that the Services, the terms of this Agreement, and other information provided by TRX to Client represent Proprietary Information of TRX and the source code that underlies the Services is a Trade Secret owned by TRX. Each party agrees with the other (i) to hold the Proprietary Information in the strictest confidence; (ii) not to, directly or indirectly, copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information to any third-party, subject to the provisions of subsection (iv) below; (iii) not to make use of the Proprietary Information other than for the permitted purposes under this Agreement; and (iv) to disclose the Proprietary Information only to their respective representatives requiring such material for effective performance of this Agreement and who have undertaken a written obligation of confidentiality and limitation of use consistent with this Agreement. Proprietary Information shall not include information which (1) is already known to the receiving party free of any restriction at the time it is obtained from the disclosing party; (2) is subsequently learned by the receiving party from an independent third-party free of any restriction and without breach of this Agreement; (3) is or becomes publicly available through no wrongful act of either party (4) is independently developed by the receiving party without reference to any Proprietary Information of the disclosing party; or (5) is required to be disclosed pursuant to a requirement of a governmental agency or law so long as the parties provide each other with timely written prior notice of such requirements. Each party hereto shall institute internal operating procedures to assure limited access and use of Proprietary Information consistent with this Agreement, and shall exercise due care to monitor and ensure compliance with this Agreement. The nondisclosure and confidentiality obligations set forth in this Section 7(c) shall survive termination of this Agreement for any reason and shall remain in effect with respect to Trade Secrets for as long as the owner of such information is entitled to protection thereof and with respect to Confidential Information for a period of two (2) years after termination hereof.

d. *

e. Acceptable Use. TRX is certified under the U.S. Safe Harbor to the European Data Privacy Directive. Client and TRX shall not, and will not permit others to, engage in activities prohibited by such privacy policy (and will investigate and promptly report to each other any alleged violations thereof), including, without limitation: (i) intentionally accessing data not intended for use in delivering the Services hereunder; (ii) attempting to breach security or authentication measures without proper authorization or interfere with the software systems of either party or with the Services; (iii) taking any action in order to obtain Services to which Client is not entitled; or (iv) assisting or permitting any persons in engaging in any of the activities described above.

f. Reservation of Rights. No exclusive rights are granted by this Agreement. All rights or licenses not expressly granted to Client herein are reserved to TRX.

g. Remedies. The parties acknowledge that, in the event of a breach of any or all of Sections 7(a), 7(b), and 7(c), by either party, the other party will likely suffer irreparable damage that cannot be fully remedied by monetary damages. Therefore, both parties agree that either party shall be entitled to seek and obtain injunctive relief against any such breach in any court of competent jurisdiction and terminate this Agreement immediately upon written notice to the other party. The rights of either party under this section shall not in any way be construed to limit or restrict the right to seek or obtain other damages or relief available under this Agreement or applicable law.

8.	REPRESENTATION AND WARRANTIES.

a. By TRX. TRX represents and warrants that (i) it has all necessary rights, licenses and approvals required to perform its obligations hereunder, and to operate and provide the Services in accordance with this Agreement; (ii) its performance hereunder will be rendered using sound, professional practices in accordance with industry practices; (iii) the Software and Services provided hereunder will be provided in accordance with

* Confidential Treatment Requested

their applicable specifications, documentation and service levels herein; (iv) its obligations do not conflict with any other TRX obligations or agreement (in writing or otherwise) with any third-party; and (v) it will comply with all applicable foreign, federal, state and local laws, rules and regulations in the performance of its obligations hereunder.

b. By Client. Client represents and warrants (i) it has all necessary rights, licenses and approvals required to perform its obligations hereunder; (ii) Client’s obligations are not in conflict with any other Client obligations or agreement (in writing or otherwise) with any third-party; and (iii) provision and use of the Client Data, whether such data is Internally Provided Data or Externally Provided Data, shall not violate the rights of any third-party; and (iv) Client will comply with all applicable foreign, federal, state and local laws, rules and regulations in the performance of its obligations hereunder.

c. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8, TRX MAKES NO EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE SERVICES, OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, INFRINGEMENT, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. TRX DOES NOT WARRANT THAT ALL ERRORS CAN OR WILL BE CORRECTED OR THAT THE SERVICES WILL OPERATE WITHOUT ERROR.

9.	INDEMNITY AND LIMITATION OF LIABILITY.

a. By TRX. TRX agrees to defend, indemnify, and hold harmless Client, and its directors, officers, employees, and agents from and against any and all third-party claims, demands, and liabilities, including reasonable attorneys fees, resulting from or arising out of: (i) the Services provided under this Agreement actually or allegedly infringing or violating any patents, copyrights, trade secrets, licenses, or other intellectual property rights of a third-party; (ii) any breach of TRX’s representations and warranties in this Agreement; or (iii) TRX’s failure to comply with TRX’s obligations under any and all laws, rules or regulations applicable to TRX or the Services provided under this Agreement.

b. By Client. Client agrees to defend, indemnify, and hold harmless TRX, TRX Affiliates, and each of their respective directors, officers, employees, and agents from and against any and all third-party claims, demands, and liabilities, including reasonable attorneys fees, resulting from or arising out of: (i) any breach of Client’s representations and warranties in this Agreement; or (ii) Client’s failure to comply with Client’s obligations under any and all laws, rules or regulations applicable to Client under this Agreement, except to the extent such violation arises out of TRX’s failure to comply with TRX’s obligations hereunder.

c. Procedure. A party seeking indemnification (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) in writing of any claim for indemnification, provided, that failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure). The Indemnified Party shall tender sole defense and control of such claim to the Indemnifying Party. The Indemnified Party shall, if requested by the Indemnifying Party, give reasonable assistance to the Indemnifying Party in defense of any claim. The Indemnifying Party shall reimburse the

Indemnified Party for any reasonable legal expenses directly incurred from providing such assistance as such expenses are incurred. The Indemnifying Party shall have the right to consent to the entry of judgment with respect to, or otherwise settle, an indemnified claim only with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnified Party may withhold its consent if any such judgment or settlement imposes an unreimbursed monetary or continuing non-monetary obligation on such Party or does not include an unconditional release of that Party and its Affiliates from all liability in respect of claims that are the subject matter of the indemnified claim.

d. Limitation of Liability. THE PARTIES AGREE THAT EACH PARTY’S RESPECTIVE LIABILITY (UNDER BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE) IF ANY, FOR ANY DAMAGES RELATED TO THIS AGREEMENT SHALL BE FOR ACTUAL DAMAGES INCURRED AND SHALL NOT EXCEED THE FEES PAID BY CLIENT UNDER THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, EVEN IF ADVISED OF THE LIKELIHOOD OF THE OCCURRENCE OF SUCH DAMAGES. THE LIMITATIONS OF THIS PARAGRAPH SHALL NOT APPLY TO EITHER PARTY’S BREACH OF CONFIDENTIALITY UNDER THIS AGREEMENT OR TO TRX’S LIABILITY UNDER SECTION 9(a) OR TO BCD’S LIABILITY UNDER SECTION 9(b).

e. No TRX Liability. TRX will not be liable to Client for any claim or defect arising from or based upon (i) any alteration or modification of the Services by Client; or (ii) the compilation of Client Data and submission to Client to the extent such compilation and submission are conducted strictly in accordance with Client’s instructions and the terms hereof; or (iii) except with respect to TRX’s obligation to maintain at all times during the term of this Agreement all of the rights necessary to provide the Services and perform all of its obligations hereunder, any other cause beyond the control of TRX or its Affiliates.

f. Risk Allocation. The parties expressly agree that this Agreement reflects the allocation of risks including the limitation of liability described in this Section 9. Any modification of such risk allocations would affect TRX’s fees; and in consideration thereof, Client agrees to such risk allocations.

10.	NON-SOLICITATION.

The parties agree that during the term of this agreement, and for individual employees for * months after termination or resignation of such employee, neither party shall directly recruit or actively solicit (excluding general hiring solicitations geared to the general public) any employee of the other party without the prior written consent of the other party.

11.	DISPUTE RESOLUTION.

a. Informal Resolution. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, in prompt, amicable, and businesslike discussions between management level executives who have authority to settle the controversy. Either party may give written notice of any dispute relating to this Agreement not resolved in the ordinary course of business. Within fifteen (15) days of such written notice, the parties will agree upon a site and the

* Confidential Treatment Requested

representative of each party who will take part in the settlement negotiations.

b. Arbitration. Except for claims seeking injunctive relief for which court relief may be sought, the parties shall arbitrate any dispute resulting from or arising as a result of this Agreement. Any such arbitration shall be in accordance with the commercial rules of the American Arbitration Association (“AAA”). Any such arbitration shall be held in Atlanta, Georgia USA and directed by the AAA. Notwithstanding the foregoing or the then-current specified commercial rules of the AAA, the following shall apply with respect to the arbitration proceeding: (a) the arbitration proceedings shall be conducted by one (1) arbitrator selected by the parties, provided, if the parties fail to make such designation within five (5) days after receipt by the AAA of the demand for arbitration, the AAA shall make the appointment in its sole discretion (provided such arbitrator shall have experience and knowledge of software and service bureau transactions) and (b) the existence, subject, evidence, proceedings and rulings resulting from the arbitration proceedings shall be deemed Confidential Information, and shall not be disclosed by either party, their representatives, or the arbitrator except: (i) to the professional advisors of each of the parties; (ii) in connection with a public offering of securities of either of the parties; (iii) as ordered by any court of competent jurisdiction; or (iv) as required to comply with any applicable governmental statute or regulation.

12.	GENERAL.

a. Entire Agreement. This Agreement, the Exhibits, Attachments, and Schedules attached hereto, if any, represents the entire understanding and agreement between the parties, and supersedes any and all previous discussions and communications. This Agreement expressly supersedes and terminates the Prior Agreement. No employee or agent of is authorized to make any additional representations or warranties related to the Services provided hereunder. This Agreement expressly supersedes and terminates the Prior Agreements. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties.

b. Assignment. Either party may assign any of its rights or duties under this Agreement only with the prior written consent of the other party. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

c. Binding Effect. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

d. Governing Law. This Agreement is to be interpreted in accordance with the laws of the State of Georgia without regard to its conflicts of laws. Neither the United Nations Convention on the International Sale of Goods, nor the Uniform Computer Information Transactions Act shall apply to this Agreement.

e. Headings. Headings of paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

f. Waiver. The failure of TRX at any time to require performance by Client of any provision hereof is not to affect in any way the full rights of TRX to require such performance at any time thereafter, nor is the waiver by TRX of a breach of any provision hereof to be taken or held to be a waiver of the provision itself or any future breach. No waiver shall be effective unless made in writing.

g. Independent Contractors. The parties hereto are independent contractors, and nothing in this Agreement is to be construed to create a partnership, joint venture, or agency relationship between TRX and Client.

h. Severability. If any part, term, or provision of this Agreement is held to be illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions are not to be affected thereby.

i. Notices. Any notice given pursuant to this Agreement is to be in writing and is to be given by personal service, including nationally recognized overnight courier, or by registered or certified first class mail, return receipt requested, postage prepaid to the addresses set forth below, or as changed through written notice to the other party. Notice given by personal service is to be deemed effective on the date it is delivered to the addressee, and notice mailed via the USPS is to be deemed effective on the third (3rd) day following its placement in the mail addressed to the addressee.

Notices to TRX shall be sent to the attention of:

David Cathcart / CFO

2970 Clairmont Rd. NE, Suite 300

Atlanta, Georgia 30329

Phone: (404) 929-6100 / Fax: (801) 912-7431

Notices to Client shall be sent to the attention of:

Leslie West

SVP, Client Data Solutions

BCD Travel

Six Concourse Parkway NE, Suite 2400

Atlanta, GA 30328

Phone: *

Fax: *

With a copy to:

Andy Pierce, Esq.

Legal Department

BCD Travel

Six Concourse Parkway NE, Suite 2400

Atlanta, GA 30328

Phone: *

Fax: *

j. Account Management. Both parties will appoint an empowered individual from their respective company to be responsible for the ongoing management of the Agreement and relationship, including timely communication and coordination between the parties, implementation and enforcement of problem escalation procedures, periodic meetings and quarterly business reviews, and invoice/billing reviews.

k. Use of Name and Logo. Client consents to TRX’s use of its name and logo for the purposes of press releases and TRX’s client list (which may be published on its website, and in hard copy materials, or displayed in TRX facilities); provided, however that Client’s written approval is required on all press releases, press discussions, website, banner impressions and all other uses of the Client’s name and logo by TRX except TRX’s client lists (including, without limitation, use of Client’s name

* Confidential Treatment Requested

and/or logo in effect as of the Effective Date and the date this Agreement is executed). Client may use the TRX name and logo for purposes contemplated in this Agreement.

l. Use of Subcontractors. TRX may, with Client’s prior consent, subcontract its obligations under this Agreement to a TRX authorized agent so as long as such agent provides services substantially similar to those contracted for under this Agreement.

m. Force Majeure. No party shall be liable for failure to perform or delay in performing all or any part of its obligations under this Agreement to the extent that such failure or delay is due to any cause or circumstance reasonably beyond the control of such party including, without limitation, acts of God, fire, flood, storms, earthquake, strike or other labor dispute, acts of terrorism, government requirement, or civil or military authority. The party affected by such an event shall promptly notify the other party in writing. The party so affected shall take reasonable steps to resume performance with the least possible delay.

n. Securities. Client acknowledges that TRX’s common stock is publicly traded on the Nasdaq National Market. Client further acknowledges that (i) it is aware that the United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) it is familiar with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder to the extent they relate to the matters referred to in this Agreement. Client agrees that it will not use or permit any third party to use any Proprietary Information of TRX in contravention of the United States securities laws including, without limitation, the Exchange Act or any rules and regulations promulgated thereunder.

o. U.S. Export Compliance. The Services contain technical data and are therefore subject to United States export control regulations. Client shall obtain, at its expense, all necessary licenses, permits and regulatory approvals required by any and all governmental authorities and agencies having jurisdiction over the export and re-export of technical data.

p. Execution in Counterparts and by Facsimile. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. The Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery will have the same force and effect as delivery of an original document with original signatures, and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

IN WITNESS WHEREOF, TRX and Client have caused this Services Agreement to be executed as of the Effective Date by their duly authorized representatives, and each represents and warrants that it is legally free to enter this Agreement.

TRX, INC.	BCD TRAVEL USA LLC

/s/ H. Shane Hammond	/s/ Leslie West
Signature	Signature

H. Shane Hammond	Leslie West
Name	Name

President & CEO	SVP
Title	Title

5 August 2010	6/15/2010
Date	Date

Please send 2 executed originals to the following address for countersignature:

TRX, Inc. c/o Administration Department, 2970 Clairmont Rd. NE, Suite 300, Atlanta, Georgia 30329 USA

tel: 404-929-6119 fax: 801-912-7431

EXHIBIT A

DEFINITIONS

The terms defined in this Exhibit shall include the plural as well as the singular. Other capitalized terms used in this Agreement and not defined in this Exhibit shall have the meanings ascribed to such terms elsewhere in this Agreement. Some lower case terms that appear throughout this Agreement also appear in this Exhibit and elsewhere in this Agreement as capitalized terms. Only when such terms appear as capitalized terms shall such terms have the meanings ascribed to such capitalized terms in this Agreement.

1. “Affiliates” means any entity (i) that controls a party; (ii) that is controlled by a party; or (iii) that is under common control with an entity that also controls a party. Control includes direct or indirect control, including any subsidiary, holding company or operating division of the respective party.

2. “Authorized Users” means any person to whom Client has granted access to the Services.

3. “Confidential Information” means nonpublic proprietary information other than Trade Secrets, of value to its owner, and any data or information defined as a Trade Secret but which is determined by a court of competent jurisdiction not to be trade secret under applicable law.

4. “Client Data” means any personally identifiable information, end user profile data, information about Client activity, and summaries thereof, generated, developed or created by the interaction and use of the Services, and all other information about the user(s) of the Services that is provided directly by a Client or a Client end user, or that is generated due to Client’s use of the Services.

5. “Intellectual Property Rights” means any and all now known or hereafter known tangible and intangible worldwide patents, copyrights, moral rights, trademarks, or other intellectual property rights, whether arising by operation of law, contract, license, or otherwise, and all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in the foregoing).

6. “Marks” means all proprietary trademarks, service marks, trade names, logos, and symbols used to denote either party’s products and services.

7. “PNR” means passenger name record.

8. “Proprietary Information” means, collectively and without regard to form, any third-party information that either party has agreed to treat as confidential, and information regulated by state or federal law concerning disclosure or use, Confidential Information, and Trade Secrets.

9. “Services” means those services to be provided by TRX to Client hereunder as more completely described in Exhibit B and Exhibit D and includes all Software licensed hereunder.

10. “Software” means the software identified on Exhibit B as more completely described on Exhibit B.

11. “Trade Secrets” means information that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

12. A “Transaction” consists of any back office billable item or accounting line including, but not limited to, a PNR, service fee, debit memo, credit memo, unique financial transaction, or pre-paid item. See below for examples:

-	Pre-Trip: A unique PNR.

-	Post-Trip: Any travel invoice record, such as:

¡	An invoice that contains records for one airline ticket, a hotel reservation, a car reservation and a service fee would represent one transaction

¡	An invoice that contains records for a hotel reservation and a car reservation would represent one transactions

¡	An invoice with an airline ticket only would represent one transaction

¡	An invoice with a single debit memo would represent one transaction

-	Credit Card: Any unique financial purchase transaction, the reversal of a purchase transaction (purchase credit), financial payment transaction (credit) or memo transaction.

-	Expense Management: Each unique expense report, not including each line item that is imported from the expense management tool to the TRAVELTRAX reporting database.

-	HR/Corporate Hierarchy: Each unique node within the corporate hierarchy that ties to the PNR. This can be any of the following: employee id, cost center, department number, business unit, etc.

-	Direct Vendor: Any unique transaction line item imported from the vendor feed into the TRAVELTRAX reporting database.

EXHIBIT B

SERVICES

TRAVELTRAX SOFTWARE

Client was granted licenses under the Prior Agreement to the following software ( “Software”) for which Client can continue to purchase the annual Software License and Maintenance by paying the applicable fee shown in Exhibit C:

Annual Software License Fee and Maintenance includes the following products:

*

TRAVELTRAX SERVICES

•

During the term of the Agreement TRX will provide general maintenance and general help desk support for all TRX TRAVELTRAX products licensed under the Agreement including without limitation, support for installation of products, installation of upgrades/updates and system tuning that may be required to accommodate changes to the system or components (“Support”). TRX will provide Client with a detailed usage report on a monthly basis due by the 10th day of the following month. Support fees *.

•

Client requests related to custom development are considered billable as outlined in Exhibit C. Prior to commencement of any custom development, the parties will execute a Statement of Work, attached as Exhibit F, containing development specifications and cost estimates.

•

TRX will provide BCD with monthly reports detailing the number of hours utilized by BCD in the preceding month. TRX will collaborate with BCD on establishing a mutually agreeable process and baseline for reporting purposes during the first ninety (90) days of this Agreement.

•	For clarity, the licenses are limited to *.

The following third party software licenses necessary for Client to utilize the Services shall be Client’s sole responsibility and at Client’s expense: *.

* Confidential Treatment Requested

EXHIBIT C

FEE SCHEDULE

TRAVELTRAX Software	Fees	Payment Terms

Annual License Fee	2009: * 2010: * 2011: *	*

*Services*	*	*

*	*	*

Pricing does not include any travel or other reimbursable expenses, which are billed to the Client according to Section 6(d).

*

* Confidential Treatment Requested

EXHIBIT D

SERVICE LEVEL AGREEMENT AND RESPONSE PROCEDURES

1.	ERROR DEFINITIONS AND RESPONSE TIMES.

a. A “Critical Problem” is an error resulting in Client’s inability to use the Services. TRX will respond to and use commercially reasonable efforts to correct reported Critical Problems within *.

b. A “Major Problem” is an error that materially restricts Client’s use of the Services but does not render the Services completely unusable; examples include the inability to use a function or feature, or a failure that requires ongoing intervention to maintain productive use. TRX will respond to and use commercially reasonable efforts to correct Major Problems within * or less.

c. A “Minor Problem” is an error that does not materially restrict use of the Services but causes reduced functioning of non-critical Service features. TRX will respond to and use commercially reasonable efforts to correct Minor Problems in * or less.

TRX shall respond to such problems reported by Client within the following timeframes:

* for a Critical Problem; and

Within * for Major or * for Minor Problems.

TRX will respond in writing to each report with an estimate of the time necessary to resolve the reported error, efforts made to escalate problem resolution if needed, and will advise Client in writing when remedies have been implemented. TRX shall exercise all commercially reasonable efforts to correct the problem as promptly as possible.

In addition, with respect to a Critical Problem report, TRX will: (a) assign a data analyst to identify the Critical Problem, (b) provide Client with reports every * on the status of corrections, and (c) exercise reasonable efforts on an urgent * basis to provide Client with a workaround or a fix. TRX shall use * to resolve all Critical Problems within *. TRX shall use reasonable efforts to resolve all Major Problems within * and Minor Problems within *.

2.	PROCEDURES.

a. In the event Client encounters an error, bug or malfunction in the Services, Client’s operational representative(s) shall promptly provide written notice to TRX, describing the problem and indicating its severity.

b. TRX shall use reasonable efforts to verify the cause of the problem, and if the error is due to any act or omission of TRX, TRX’s sole obligation shall be to use commercially reasonable efforts to correct the reported problem.

c. TRX will respond to each reported error in writing with an estimate of the time necessary to resolve the error and will use commercially reasonable efforts to correct errors as promptly as possible.

d. TRX will advise Client in writing upon implementation of error corrections.

e. With respect to a Critical Problem report that is not resolved in less than *, TRX will: a) promptly assign a data analyst to investigate the error; b) provide Client with status updates every * until resolution; and c) use reasonable efforts to provide a workaround or correction on an urgent, * basis.

3. ACKNOWLEDGEMENT. Client acknowledges that some errors may not be within TRX’s ability to control or fix. TRX shall use commercially reasonable efforts to verify the cause of the problem, and if the error is due to any act or omission of TRX, TRX’s sole obligation shall be to use its reasonable efforts to correct the reported problem. TRX shall have no obligation regarding any problem that is outside of its control or otherwise not due to any act or omission of TRX.

4. SERVICE LEVELS. Any new client requests must be documented and entered in email and sent to the designated email address domain, or will be entered into a TRX provided web-based CRM tool for handling. Once the request is received by TRX, TRX will respond * after the receipt of the request with an estimate on the delivery date of such request. Any requests entered via email or CRM tool that go beyond the normal scope of the relationship and that require a lengthy analysis will be scoped and a timeframe for delivery will be delivered * or at a mutually agreed upon timeframe.

* Confidential Treatment Requested

EXHIBIT E

TRX DATA SERVICES, INC.

DATA ACCESS AUTHORIZATION

TRX Data Services, Inc. (“TRX”) and BCD Travel USA, LLC (“Client”) are parties to the Agreement known as the Software and Services Agreement dated            (the “Agreement”).

Client’s signature below authorizes TRX to access, and Data Provider to make available to TRX, Data (as defined in the Agreement and the agreement between TRX and Data Provider) to be made available by the “Data Provider” named below to TRX for the sole purpose of TRX verifying, tracking and reporting on travel-related expenses (the “Purpose”).

Ownership of the Data remains with Client. TRX will maintain both the confidentiality obligations and the security requirements mandated in the Agreement.

This Data Access Authorization, along with the Agreement, including any other amendments and schedules attached thereto, if any, represent the entire understanding and agreement between the parties, and supersedes any and all previous communications and agreements, whether oral or written, relating to the subject matter of the Agreement. No employee or agent of TRX is authorized to make any additional representations or warranties related to this Data Access Authorization or the Agreement. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties.

By signing below, each party represents and warrants that the individual signing on behalf of the party is authorized to legally bind that party, that the party’s obligations under this Data Access Authorization are not in conflict with any other obligation or agreement and that the consent authorized by the signature below is both valid and binding.

Client shall provide an executed copy of this Authorization to Data Provider after the execution of the Agreement. This authorization will commence on the date the last party signs below and continue until either party provides the other with seven (7) business days prior written notice as set forth in the Agreement. In the event of termination of this authorization, TRX shall provide notice to Data Provider and cease its access to Client’s Data made available by Data Provider.

Name of Data Provider:

TRX Data Services, Inc.	BCD Travel USA LLC

SIGNATURE	SIGNATURE

NAME	NAME

TITLE	TITLE

DATE	DATE

Please send 2 executed originals to the following address for countersignature:

TRX, Inc. c/o Administration Department, 2970 Clairmont Road NE, Ste. 300, Atlanta, Georgia 30329 USA

Phone: +1 404-929-6119 Fax: +1 801-912-7431

EXHIBIT F

FORM OF STATEMENT OF WORK

This Statement of Work (“SOW”) is a part of the Software and Services Agreement between TRX Data Services, Inc. (“TRX”) and BCD Travel USA, LLC (“Client”) dated              (the “Agreement”). All work to be performed under this Statement of Work is subject to the terms and conditions of the Agreement.

A.	SCOPE OF STATEMENT OF WORK (SOW)

<insert scope of work including detailed descriptions of the work product and any deliverables/milestones>

B.	FEES, EXPENSES, AND PAYMENT TERMS

The fee schedule for the services performed under this SOW is as follows:

Total Fee of $<insert fee> payable according to the following schedule:

<insert payment schedule>

Hourly Rate of $<insert fee> payable according to the following schedule:

<insert payment schedule>

All payments are due within thirty (30) days of date of invoice in immediately available U.S. Dollars, without withholding, deduction or offset.

TRX will invoice Client for all reasonable expenses incurred in TRX’s performance under this SOW at actual cost. Such expenses include but are not limited to: travel, lodging, and other miscellaneous expenses.

C.	CONTROLLING DOCUMENTS

This Statement of Work is attached to and governed by all the terms and conditions of the Software and Services Agreement dated              between the parties. In the event of a conflict between the Agreement and this SOW, the Agreement shall control unless the SOW specifically references the provision of the Agreement being modified.

IN WITNESS WHEREOF, Client and TRX have executed and delivered this Agreement on the dates written below. The effective date of this Statement of Work is the date the last party signs below.

Accepted and Agreed:

TRX DATA SERVICES, INC.	BCD Travel USA LLC

Signature	Signature

Name	Name

Title	Title

Date	Date

Please send 2 executed originals to the following address for countersignature:

TRX, Inc. c/o Administration Department, 2970 Clairmont Road NE, Ste. 300, Atlanta, Georgia 30329 USA

Phone: +1 404-929-6119 Fax: +1 801-912-7431